Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Lixte Biotechnology Holdings, Inc. (the “Company”) of our report dated March 25, 2020, relating to the financial statements of Lixte Biotechnology Holdings, Inc. as of December 31, 2019 and 2018, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern), which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 25, 2020. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Weinberg & Company, P.A.

Los Angeles, California

January 26, 2021